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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-69713 and 333-69715) of Delco Remy International, Inc. pertaining to the Delco Remy America Personal Savings Plan for Hourly-Rate Employees in the United States and the Delco Remy International 401(k) Retirement and Savings Plan of our report dated February 22, 2001 (except for Notes 1, 2, 8 and 18, as to which the date is March 15, 2001) with respect to the consolidated financial statements of Delco Remy International, Inc. included in this Transition Report (Form 10-K) for the five months ended December 31, 2000.


                                          /s/ Ernst & Young LLP


Indianapolis, Indiana
March 28, 2001